ALKALOIDA Vegyészeti Gyár Zrt.

Taro Development Corporation	September 9, 2010
c/o Taro Pharmaceuticals U.S.A., Inc.
3 Skyline Drive
Hawthorne, NY 10532
Attention:  Barrie Levitt

Dr. Barrie Levitt
16 Stonewall Lane
Mamaroneck, NY 10543

Ms. Tal Levitt
16 Stonewall Lane
Mamaroneck, NY 10543

Dr. Jacob Levitt
16 Stonewall Lane
Mamaroneck, NY 10543

Dr. Daniel Moros
19 Maple Avenue
Larchmont, NY 10538

Second Demand of Delivery for Option Letter Agreement, dated May 18, 2007

Dear Sirs and Madam:

Reference is made to (i) the Option Letter Agreement, dated May 18, 2007 (the “Option Agreement”), by and among Taro Development Corporation (“TDC”), Barrie Levitt, Tal Levitt, Daniel Moros, Jacob Levitt and us; (ii) the Assignment and Assumption Agreement, dated as of June 24, 2008, whereby Sun Pharmaceutical Industries Ltd. (“Sun”) assigned to us its rights, and we assumed Sun’s obligations, under the Option Agreement; (iii) our letter to you dated June 25, 2008 notifying you of our exercise of the Options under the Option Agreement (the “June 25 Letter”); (iv) your response to that letter dated July 7, 2008 (the “July 7 Letter”); (v) our letter to you dated August 27, 2008 demanding compliance with the Option Agreement (the “Demand Letter”); and (vi) your response to the Demand Letter, through your counsel, dated September 1, 2008 (the “September 1 Email”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Option Agreement.

In the July 7 Letter, you claimed that our exercise of options was invalid based on your belief that the Option Agreement could not be consummated without us first commencing a special tender offer under Israeli law.  In addition, in the September 1 Email,

H-4440 Tiszavasvári, Kabay János u. 29.  Telefon: +36 42 521 000  Fax: +36 42 521 001

ALKALOIDA Vegyészeti Gyár Zrt.

you direct us to your Partial Answer and Affirmative Defenses filed in the Supreme Court of New York (the “Answer”), dated August 25, 2008, where you claim that we have not satisfied all conditions precedent for enforcement of the Option Agreement.  Those positions are no longer sustainable.  As you know, on September 7, 2010, the Israeli Supreme Court confirmed the decision of the Tel Aviv District Court that we are not required to commence a special tender offer under Israeli law.  Consequently, in accordance with the terms of the Option Agreement, the conditions precedent to the Option Agreement have been satisfied, and we expect to complete our previously announced tender offer on September 14, 2010.  We hereby demand that you comply with Paragraph Four (4) of the Option Agreement.  Kindly direct your counsel to contact Peter Lyons at Shearman & Sterling so that we make the appropriate arrangements for the closing of the transactions contemplated by the Option Agreement.

Very truly yours,

ALKALOIDA CHEMICAL COMPANY EXCLUSIVE GROUP LTD.

By:	/s/ Harin Mehta
	Name:	Harin Mehta
	Title:	Director

H-4440 Tiszavasvári, Kabay János u. 29.  Phone:  +36 42 521 000  Fax:  +36 42 521 001